CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) effective as of July 1, 2017 (the “Effective Date”), is made and entered into by and between CannaSys, Inc., a Nevada corporation (the “Company”), and Michael A. Tew (“Consultant”).

Premises

Consultant served as the Company’s chief executive officer, chief financial officer, secretary, and director and has been instrumental in development of the Company’s present business plan. Consultant now desires to provide services and expertise as a Consultant of the Company, and the Company desires to engage Consultant, under the terms and conditions hereof.

NOW, THEREFORE, upon these premises, which are incorporated herein by reference, and for and in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Engagement. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, on the terms and conditions set forth in this Agreement, commencing on the Effective Date.

2. Term and Termination of Engagement.

(a) Consultant’s engagement will commence on the Effective Date and will continue thereafter for a term of [six] months (the “Term”) unless extended by mutual agreement of the parties or terminated by either the Company or Consultant, with or without cause and in the absolute discretion of either, on not less than 30 days’ prior written notice by the terminating party to the other.

(b) The parties acknowledge and agree that Consultant will be retained by the Company as an independent contractor, and not as an employee. Because Consultant is retained as an independent contractor and not as an employee, the Company and Consultant acknowledge and agree that no federal or state taxes, social security contributions, or other deductions will be made by the Company or its affiliate companies from the Base Salary, and that Consultant will remain solely liable for the payment of all such taxes. Consultant hereby expressly agrees to pay and comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors and any other assessments, contributions, or other amounts that may be due on the Base Salary or any other payments made by the Company to Consultant pursuant to the terms of this Agreement under applicable law. Consultant agrees to indemnify, defend, and hold the Company harmless from and against any claim, liability, cost, or expense the Company or its affiliate companies may incur as a result of Consultant’s failure to make such payments.

3. Position. Consultant agrees to continue to serve as a director on the Company’s board of directors (the “Board”) during the Term, which positions may be used on Consultant’s professional cards, correspondence, and other communications on behalf of Company. Consultant will be primarily responsible for the performance of those duties generally required of persons in such positions, as well as other executive or administrative duties not inconsistent with this Agreement as the Board may from time to time direct. Consultant will use his commercially reasonable best efforts to advance the business, standing, and welfare of the Company. Consultant will report and be responsible to the Board, unless otherwise designated by the Board. Consultant’s duties include assisting the Company and its officers with investor relations, capital formation, review and comment on legal documentation, and Security Exchange Commission filings.

4. Scope of Services and Confidentiality.

(a) Consultant agrees to devote a sufficient and reasonable amount of his business time, attention, skills, and commercially reasonable best efforts to the performance of his duties hereunder and will not, during his engagement by Company, without the prior written approval of the Board, be employed or otherwise engaged in any other business activity that materially interferes with the performance of his duties hereunder.

(b) Consultant acknowledges and agrees to execute all common law, statutory, and other fiduciary duties owed to the Company, including the duty of care and loyalty. As a condition of Consultant’s engagement, Consultant further agrees to the terms of the Proprietary Information and Inventions Agreement, which he executed in connection with his Executive Employment Agreement, which is still in full force and effect.

(c) Consultant acknowledges that he has had or will have unlimited access to the confidential information and business methods relating to the Company business and operations and that the Company would be irreparably injured and the goodwill of the Company would be irreparably damaged if Consultant were to breach the covenants set forth in this section 4. Consultant further acknowledges that the covenants set forth in this section are reasonable in scope and duration and do not unreasonably restrict Consultant’s association with other business entities, either as an employee or otherwise, as set forth herein.

5. Compensation.

(a) The Company will pay to Consultant a base salary of $5,000 per month (“Base Salary”). The Base Salary will be paid in accordance with the Company’s normal payroll practices (but no less frequently than monthly).

(b) The Company will issue to Consultant a promissory note in the amount of $44,380, which represents earned and unpaid salary and expenses during the term of his Executive Employment Agreement.

(c) The Company agrees to continue to maintain and provide health insurance to Consultant during the Term.

(d) Consultant will be entitled to prompt reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon submission of such records as required by the Company.

(e) The Company agrees that in connection with Consultant’s service to the Company, Consultant is entitled to the benefit of any indemnification provisions in the Company's charter documents and any director and officer liability insurance coverage carried by the Company, if any. The Company will take no action to amend or revise the provisions in its charter documents that would reduce or impair the right of Consultant to indemnification thereunder.

6. Noncompetition and Other Covenants.

(a) During the Term of Consultant’s engagement (the “Noncompete Period”), Consultant must not, in North America or in any foreign country in which the Company is, conducting business or intending within the Noncompete Period to commence conducting business, directly or indirectly, whether as an individual on Consultant’s own account or as a shareholder, partner, member, joint venturer, director, officer, employee, consultant, creditor, or agent of any person, firm or organization or otherwise:

(i) own, manage, control, or participate in the ownership, management, or control of, or be employed, engaged by, or otherwise affiliated or associated as a consultant, independent contractor, or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity that competes with the Company, as its business is conducted on the date of Consultant’s termination;

(ii) employ or solicit for employment any present, former, or future employee of the Company who is employed during the Term; or

(iii) affirmatively induce any person who is a present or future employee, officer, agent, affiliate, or customer of the Company during the Term to terminate his, her, or its relationship with the Company.

(b) Notwithstanding anything herein to the contrary, Consultant will be permitted to own shares of any class of capital stock or other equity interests of any publicly held entity so long as the aggregate holdings of Consultant represent less than 5% of the outstanding shares of such class of capital stock or equity.

(v) For purposes of section 6(a), “business” means software-as-a-service and similar technologies, including loyalty marketing or rewards in the regulated cannabis industry.

7. Nondisparagement Restrictions. Consultant and the Company each covenant and agree that they will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory, or negative statement, comment, or remark about the other party or any of its affiliated companies, or any of their respective officers, directors, employees, affiliates, subsidiaries, successors, and assigns, as the case may be. However, either party may make the statements, comments, or remarks as are necessary to comply with law.

8. Consultant’s Skills and Abilities. Consultant represents and warrants that he possesses the knowledge, skills, and abilities sufficient to permit him, in the event of termination of his engagement hereunder, to earn a livelihood satisfactory to him without violating any provision of this Agreement, by using his knowledge, skills, and abilities, or some of them, in the service of a business that is not competitive with the Company.

9. Authority.

(a) The Company represents and warrants to Consultant that the execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary corporate action of the Company and do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any material contract, agreement, instrument, or obligation to which the Company is a party or by which it is bound.

(b) Consultant represents and warrants to the Company that he is not subject to an order from any financial services regulatory body, has never been convicted of a felony or misdemeanor, and the execution, delivery, and performance by him of this Agreement does not and will not conflict with or result in a violation of any provision of, or constitute a default under, any material contract, agreement, instrument, or obligation to which he is a party or by which he is bound.

10. Succession. This Agreement and the rights and obligations hereunder will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives and will also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its property.

11. Notices. Any notice, demand, request, or other communication permitted or required under this Agreement will be in writing and will be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as set forth on the signature page hereto or such other addresses as will be furnished in writing by any party in the manner for giving notices hereunder.

12. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the state of Colorado without giving effect to any choice or conflict of law provision or rule (whether the state of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Colorado.

13. Entire Agreement; Amendment. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, and no other course of dealing, understanding, employment, or other agreement, covenant, representation, or warranty, written or oral, except as set forth herein or in the documents to be delivered in connection with the transactions contemplated hereby, copies of the forms of which are attached hereto as exhibits, shall be of any force or effect. Any previous agreement, arrangement, understanding, or course of dealing is expressly merged into this Agreement. This Agreement may be amended or modified only by a writing signed by both of the parties hereto. No person, other than pursuant to a resolution of the Board or a committee thereof, will have authority on behalf of the Company to agree to modify, amend, or waive any provision of this Agreement or anything in reference thereto.

14. Severability. If any one or more of the provisions contained in this Agreement will for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten will be binding upon the parties.

15. Assignment. Except to any successor or assignee of the Company as provided in section 10, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party. Consultant, Consultant’s spouse, and Consultant’s designated contingent beneficiary, including their respective estates, will not have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable, except as specifically provided herein.

16. Right of Setoff. The Company and Consultant will each be entitled, at their option and not in lieu of any other remedies to which they may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

17. Waiver of Breach. The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or the failure to exercise any right or remedy consequent upon a breach hereof will not constitute a waiver of any such breach or of any covenant, agreement, term, or condition, and the waiver by either party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

18. Remedies. In the event of a breach or threatened breach by Consultant of any of the provisions of this Agreement, Consultant hereby consents and agrees that the Company is entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against the breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief is in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

19. Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement or breach thereof will be settled by binding arbitration. Any arbitral proceeding and award will be kept confidential by the parties. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to this Agreement or the Proprietary Information and Inventions Agreement will be subject to arbitration under this section, but will instead be subject to determination in a court of competent jurisdiction applying Colorado law, consistent with this Agreement, where either party may seek injunctive or equitable relief.

20. Costs of Suit. In the event a party commences a legal proceeding to enforce any of the terms of this Agreement, the prevailing party in such action shall have the right to recover reasonable attorneys’ fees and costs from the other party to be fixed by the court in the same action. The term “legal proceedings” as used above shall be deemed to include appeals from a lower court judgment and it shall include proceedings in the Federal Bankruptcy Court, whether or not they are adversary proceedings or contested matters. The term “prevailing party” as used above in reference to proceedings in the Federal Bankruptcy Court shall be deemed to mean the prevailing party in any adversary proceeding or contested matter or any other actions taken by the nonbankrupt party that are reasonably necessary to protect its rights under the terms of this Agreement.

21. Binding Effect; No Third-party Benefit.

(a) This Agreement is personal to Consultant and without the prior written consent of the Company is not assignable by Consultant. This Agreement inures to the benefit of and is enforceable by Consultant’s legal representatives.

(b) This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns.

(c) The Company will require any successor or assignee (whether direct or indirect or by purchase, merger, consolidation, or otherwise) to all or substantially all the Company’s business or assets, by agreement in writing, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “the Company” means CannaSys, Inc., and any successor or assignee to its business or assets as aforesaid that executes and delivers this Agreement as provided herein or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d) Nothing in this Agreement, express or implied, is intended to or confers on any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

22. Duplicate Counterparts. This Agreement has been executed in duplicate counterparts, each of which for all purposes is to be deemed an original, and both of which constitute, collectively, one agreement. In making proof of this Agreement, it will not be necessary to produce or account for more than one such counterpart.

23. Descriptive Headings. In the event of a conflict between titles to sections and paragraphs and the text, the text will control.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CannaSys, Inc.	Michael A. Tew
1350 17th Street, Suite 150	1350 17th Street
Denver, CO 80202	Denver, CO 80202
Patrick.burke@cannasys.com	Michael.tew@cannasys.com

By: /s/ Patrick G. Burke	/s/ Michael A. Tew
Patrick G. Burke	Michael A. Tew
Chief Executive Officer